Exhibit 99.1

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
SEGUE SOFTWARE, INC.

Under Section 242
of the
Delaware General Corporation Law

     Segue Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

     1. Pursuant to Section 242 of the Delaware General Corporation Law, this Amendment to the Restated Certificate of Incorporation amends the provisions of the Restated Certificate of Incorporation of the Corporation.

     2. This Certificate of Amendment to the Restated Certificate of Incorporation has been approved and adopted by the Corporation’s Board of Directors and has been duly adopted by vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of the Delaware General Corporation Law, including Section 242, and the provisions of the Restated Certificate of Incorporation.

     3. The text of Section 3 of Exhibit A to the Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the current first sentence and replacing it with the following:

“The holders of shares of Series B Preferred Stock shall, in lieu of any other dividend payment of any kind to which the holder may have been entitled to but not paid prior to the adoption of this Certificate of Amendment, be entitled to receive as dividends the whole number of additional shares of Series B Preferred Stock of the Corporation equal to 3% of the outstanding shares of Series B Preferred Stock held by such holder on each December 31 and June 30 thereafter (“Dividend Receipt Dates”), without any further action by the Board of Directors. Dividend rights of holders of shares of Series B Preferred Stock shall be wholly governed by the terms of this Section then in effect on each Dividend Receipt Date, irrespective of the specific date between Dividend Receipt Dates that any Amendment to this Section of the Restated Certificate of Incorporation of the Corporation became effective.”

     4. The text of Section 5(a) of Exhibit A to the Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the current first sentence and replacing it with the following:

“At any time on or after October 31, 2005, the Corporation may redeem (and may give notice prior to such date, as long as the redemption is effective on or after October 31, 2005) all (but not less than all) of the outstanding shares of Series B Preferred Stock, out of funds legally available therefor, for an amount equal to the aggregate Series B Redemption Price specified in Section 5(b).”

The remaining provisions of the Restated Certificate of Incorporation shall remain in full force and not be affected by this Amendment.

[Signature Page Follows]

     IN WITNESS WHEREOF, Segue Software, Inc., for the purpose of amending its Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, has caused this Amendment to the Restated Certificate of Incorporation to be executed by Joseph K. Krivickas, its authorized officer, on this [       ] day of [       ], 2005, which signature constitutes the affirmation or acknowledgement of such officer, under penalties of perjury, that this instrument is the act and deed of the Corporation and that the facts stated herein are true.

/s/ [ ]
Name:	Joseph K. Krivickas
Title:	President and Chief Executive Officer

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